Exhibit 10.1

AMENDMENT NO. 2 TO
THE WRAP TECHNOLOGIES, INC.
2017 EQUITY COMPENSATION PLAN

WHEREAS, the Board of Directors and stockholders of Wrap Technologies, Inc. (the “Company”) have adopted the Wrap Technologies, Inc. Amended 2017 Equity Compensation Plan (the “Plan”);

WHEREAS, pursuant to Section 4(a) of the Plan, a total of 4,100,000 shares of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”) have been reserved for issuance under the Plan;

WHEREAS, the Company desires to increase the number of shares issuable under the Plan to 6,000,000 shares; and

WHEREAS, Sections 12(a) and 13(a) of the Plan permits the Company’s Board of Directors to amend the Plan from time to time to increase the number of shares of Common Stock authorized for issuance under the Plan.

NOW, THEREFORE, the following amendments and modifications are hereby made a part of the Plan:

1.   Section 4(a) of the Plan shall be, and hereby is, amended to increase the aggregate number of shares of Common Stock issuable thereunder to 6,000,000, and such section is thereby to read as follows:

“4.    Shares Subject To The Plan.

(a)  Share Reserve.  Subject to the provisions of Section 12 relating to adjustments upon changes in Common Stock, the total number of shares of Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate of 6,000,000 shares (the “Reserved Shares”).”

2.   In all other respects, the Plan, as amended, is hereby ratified and confirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment No. 2 to the Wrap Technologies, Inc. Equity Compensation Plan as of June   , 2020.

WRAP TECHNOLOGIES, INC.

By: /s/ David Norris Name: David Norris Title: Chief Executive Officer